Exhibit 10.10(viii)

[Letterhead of Clearwater Paper Corporation]

[Date]

[Name]
[Address]
[Address]
Re: Deferral of RSU Settlements
Dear ____________:
You have ________ Restricted Stock Units (RSUs) scheduled to vest on December 31, 20__. Ordinarily we would transfer to you the number of shares of Clearwater Paper common stock (“Shares”) corresponding to your fully vested RSUs within a period of days after the vesting date. However, because the compensation from your RSUs will exceed the amount deductible by Clearwater Paper for federal income tax purposes, we are required to defer the delivery of all or a portion of these Shares until a later date.
The remainder of this letter explains in more detail the reasons for this deferral and how it will be administered in practice.
Why must delivery of the Shares be deferred?
Section 12 of your RSU Agreements provides for an automatic deferral of RSU compensation to the extent that compensation would exceed the amount deductible by Clearwater Paper under Section 162(m) of the Internal Revenue Code at the time the RSU award vests.
Section 162(m) imposes a $1 million cap on the tax deduction that can be claimed by Clearwater Paper for compensation paid to any “covered employee” during a calendar year. Our “covered employees” for any calendar year are the CEO and the three most highly compensated executive officers, other than the CFO, who are employed as of the end of the year. Performance-based compensation, such as our Performance Share awards and Annual Incentive Plan bonuses, is exempt from the $1 million limit, but RSUs are not considered “performance-based” and thus are subject to the limit.
We are expecting that you will be one of our “covered employees” for 20__, and that your total non-performance based compensation for 20__ will exceed the $1 million deduction limit. That means you will be subject to the deferral requirement.
How is the amount to be deferred calculated?
As of December 31, 20__, we will determine whether the value of your RSUs vesting on that date, plus your other non-performance based compensation for 20__, exceeds the $1 million deduction limit. The value of your RSUs for this purpose will be determined by multiplying the number of fully vested RSUs by the closing selling price per Share on the NYSE on December 31, 20__ (or the last day of trading in 20__, if earlier). If your total non-performance based compensation exceeds $1 million, we will divide the excess amount by the same price per Share to determine the number of Shares under your RSU award that must be deferred.

When will the deferred Shares be paid?
Under Section 12 of your RSU Agreement, the deferred Shares will be settled after we have determined that deduction of the payment will not be barred by Section 162(m). That means payment will be made to you after any one of the following events occurs:

•	You terminate employment with Clearwater Paper and its affiliates;

•	You continue employment with Clearwater Paper, but you cease to be a “covered employee,” i.e., you cease to be CEO or one of the top 3 highest paid executive officers other than the CFO; or

•
You continue employment with Clearwater Paper and remain a “covered employee,” but you have room under the $1 million deduction cap to receive additional non-performance based compensation at year-end.

In the first situation, we will deliver all of the deferred Shares to you (subject to applicable withholding taxes) as soon as practicable after your termination of employment. While that delivery would normally occur within 60 days after your termination of employment, it is likely we will have to delay delivery for at least 6 months after your termination of employment to comply with Section 409A of the Internal Revenue Code.
In the second situation, we will deliver all of the deferred Shares to you (subject to applicable withholding taxes) at or near the end of the calendar year in which you ceased be a “covered employee,” but no later than 60 days after the end of that year.
In the third situation, we will perform a year-end calculation to determine the maximum number of Shares that can be delivered to you. We would first determine the maximum amount of RSU award compensation that, when added to your other non-performance based compensation for that calendar year, would not exceed the $1 million limit, and then divide that amount by the closing selling price per Share on the NYSE on December 31 (or the last day of trading, if earlier) of that year. The resulting number of Shares will be paid to you (subject to applicable withholding taxes) no later than 60 days after the end of that calendar year. Any Shares that cannot be paid to you at that time will continue to be deferred until they can be paid to you under one of the three scenarios described above.
Will the deferred Shares be eligible for dividends?
Your deferred Shares will be credited with dividend equivalents if and when Clearwater Paper pays dividends on its outstanding Shares. The dividend amounts will be deemed invested in additional Shares, which will be paid to you at the same time or times as the original deferred Shares are paid to you.

When is the compensation for deferred RSU awards reported for federal income tax purposes?
Normally, when RSUs vest in a particular calendar year, we report on Form W-2 the fair market value of all of the underlying Shares as “wages” subject to income tax and FICA tax withholding for that year. Since the settlement of a portion of your RSUs will be deferred, however, the tax reporting will be different.
The fair market value of the Shares that are being delivered to you (i.e., that are not being deferred) will be included in your Form W-2 for the year of vesting, and will be subject to both income tax and FICA tax withholding. The Shares that are deferred will not be reported for income tax purposes until they are later paid to you. However, the fair market value of those deferred Shares will need to be reported for FICA tax purposes in the year of vesting. There will be no additional FICA taxes payable on the deferred Shares when the Shares are later paid to you, even if the Shares have appreciated in value prior to that time.
We are permitted to treat the “wages” for the deferred Shares as arising at the end of the calendar year of vesting, when you should have exceeded Social Security wage base for the year ($__________ for 20__). So the only portion of the FICA tax that should apply to the deferred Shares is the ____% Medicare tax. Arrangements will be made to have the ____% Medicare tax paid by withholding a portion of the Shares that are not being deferred. However, if 100% of the Shares are to be deferred, then you will be required to provide payment for the Medicare tax owed at the time the Shares would normally be distributed.
*    *    *

If you have any questions about this letter, please contact _________________ at _________.
To confirm that you understand and agree with the deferral terms described in this letter, please sign and date this letter where indicated below. You should retain a copy of this letter for your records, and return the signed original to ____________________ at __________________.
Sincerely,
[Name]
[Title]

Acknowledged and agreed:

______________________________
[Name]
Date: _________________________

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